EXHIBIT 23

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Hekemian his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons on behalf of the Registrant, in the capacities, and on the dates indicated have signed this report below:

Signature	Title	Date

/s/ Robert S. Hekemian
Robert S. Hekemian	Chairman of the Board and Chief Executive Officer and Trustee (Principal Executive Officer)	January 14, 2010
/s/Donald W. Barney
Donald W. Barney	President, Treasurer, Chief Financial Officer and Trustee (Principal Financial / Accounting Officer)	January 14, 2010

/s/ Herbert C. Klein
Herbert C. Klein	Trustee	January 14, 2010

/s/ Ronald J. Artinian
Ronald J. Artinian	Trustee	January 14, 2010

/s/ Alan L. Aufzien
Alan L. Aufzien	Trustee	January 14, 2010

/s/ Robert S. Hekemian, Jr
Robert S. Hekemian, Jr	Trustee	January 14, 2010

/s/ David F. McBride
David F. McBride	Trustee	January 14, 2010